Registration No. 333-65709


                     SECURITIES AND EXCHANGE COMMISSION

                              AMENDMENT NO. 1
                                     TO
                                  FORM S-3

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        ADM TRONICS UNLIMITED, INC.
          (Exact name of Registrant as specified in its charter)


                                  DELAWARE
       (State or other jurisdiction of incorporation or organization)

                                 22-1896032
                    (I.R.S. Employer Identification No.)

    224-S Pegasus Avenue, Northvale, New Jersey 07647, (201) 767-6040 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Dr. Alfonso Di Mino, 224-S Pegasus Avenue, Northvale, New Jersey 07647,
                              (201) 767-6040
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copies to:
                        Jonathan B. Reisman, Esq.
                        Reisman & Associates, P.A.
                    5100 Town Center Circle, Suite 330
                        Boca Raton, Florida 33486
                              (561) 361-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                  Calculation of Registration Fee

Title of                   Proposed     Proposed     Amount of
Each Class                 Maximum      Maximum      Registration
of            Amount to    Offering     Aggregate    Fee
Securities    be           Price Per    Offering
to be         Registered   Unit         Price
Registered    (1)

Common        3,033,353    $.578(2)    $1,753,278   $517(3)
Stock         Shares
$.0005 par
value

     (1) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions.

     (2) Based on the average of the bid and asked prices of the Common Stock as reported on the Nasdaq Stock Market on October 28, 1998.

     (3)  $509.60 has previously been paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1993 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS DATED OCTOBER 29, 1998

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities And Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS


                       ADM TRONICS UNLIMITED, INC.

                     3,033,353 shares of Common Stock

     This Prospectus relates to 3,033,353 shares of common stock, par value $.0005 per share (the "Shares"), of ADM Tronics Unlimited, Inc. (the "Company") which are being offerd for sale by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders" and "Plan of Distribution."

     On the date of this Prospectus, the common stock of the Company (the "Common Stock") was traded in the over-the-counter market and was quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbol ADMT. Such Common Stock may, however, be delisted from Nasdaq. See "Risk Factors." The last sale price of such Common Stock as reported by Nasdaq on October 28, 1998 was $.594 per share.


The securities offered hereby involve substantial risks. See "Risk Factors" beginning on page 5 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this Prospectus is __________, 1998

                          AVAILABLE INFORMATION

The Company is required to file periodic reports with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company may be inspected and copied at the Commission's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Commission's Public Reference Room by calling 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. The address of the Web site is http://www.sec.gov.

     The Company has filed a registration statement on Form S-3 with the Commission (such registration statement including all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, a copy which is available on the Commission's Web site. Statements contained in the Prospectus concerning provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such references.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus should be read in conjunction with the following documents of the Company which have been filed with the Commission and are incorporated by reference into this Prospectus:

     (i) The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 1998 (the "1998 Annual Report");

     (ii) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998;

    (iii)The Company's Current Report on Form 8-K, as amended, May 27, 1998;

     (iv) The Company's Current Report on Form 8-K dated August 18, 1998;

     (v) The description of the Common Stock contained in the Company's Registration Statement on Form 10;. and

     (vi)The Company's proxy soliciting materials with respect to a Special Meeting of Shareholders scheduled to be held on December 4, 1998 (the "Proxy Materials").

     (vii)All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in the Prospectus from the date of filing of such documents. Any statement contained in this Prospectus or in any supplement or amendment or in a document all or any portion of which is incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any supplement or amendment modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any supplement or amendment hereto.

     Neither the delivery of this Prospectus nor any sale of Shares shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its affiliates since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

     The Company will provide to each to each person, including any beneficial owner, to whom a Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the Prospectus but not delivered with the Prospectus. The information will be provided upon written or oral request at no cost to the requester. Requests for such information must be made to Andre' Di Mino, at the Company's offices located at 224-S Pegasus Avenue, Northvale, New Jersey 07647 or at the Company's telephone number which is 201-767-6040.

                              PROSPECTUS SUMMARY

The Company

     ADM Tronics Unlimited, Inc. together with its subsidiaries (unless the context otherwise requires, collectively, the "Company") is a technology based developer and manufacturer of a diversified line of products categorized into three distinct market segments - therapeutic, non-invasive electronic medical devices; environmentally safe chemical products and topical dermatological products. Pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement") between the Company, a subsidiary of the Company and Electropharmacology, Inc. ("EPI"), the Company has recently acquired certain assets from EPI. Those assets had been utilized by EPI in connection with the SofPulse electromagnetic stimulation device marketed under the name MRT-SofPulse or SofPulse for use in treating pain and edema in post-operative soft tissue injuries. See "Recent Developments."

     The Company was incorporated in Delaware on November 24, 1969. Unless the context otherwise requires, references to the "Company" in this Prospectus include the Company and its subsidiaries. The Company's principal executive offices are located at 224-S Pegasus Avenue, Northvale, New Jersey 07647 and its telephone number is (201) 767-6040.

The Offering

     This Prospectus relates to 3,033,353 shares of Common Stock, par value $.0005 per share (the "Shares"), which are held by certain persons (the "Selling Shareholders") and were issued in connection with the Asset Purchase Agreement. Certain sales of the Shares by the Selling Shareholders are subject to certain contractual obligations. See "Selling Shareholders" and "Plan of Distribution."

                                  RISK FACTORS

An investment in the Shares is speculative and involves substantial risks. Prospective purchasers of the Shares should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares.

     Limited Revenues and Continuing Operating Losses; Accumulated Deficit

     - The Company's revenues in any fiscal year have not exceded approximately $2,000,000. During the quarter ended June 30, 1998 and the fiscal year ended March 31, 1998, the Company incurred losses of $60,255 and $722,777, respectively and had revenues of $555,822 and $1,535,239, respectively.

     - Although, the Company has engaged in business for more than 29 years, it has been unprofitable during substantially all of such time.

     - There can be no assurance that the Company will be able to increase its revenues or operate profitably.

     - On June 30, 1998, the Company had an accumulated deficit of $2,988,640.

     Capital Intensive Nature of Business

     The Company's activities are highly capital intensive. Although the Company believes that its present capital and anticipated revenues from operations will be sufficient to meet its presently planned capital needs for a period of at least twelve months, the Company may require additional capital during that time or thereafter. The Company has not made any arrangements to obtain any additional financing. If any additional capital becomes available to the Company if and when required it may not be available, on terms not unfavorable to the Company.

     Limited Number of Customers

     - The Company presently sells its chemical products to a limited number of customers. During the fiscal year ended March 31, 1998 and the quarter ended June 30, 1998, one of such customers accounted for an aggregate of approximately 25% of the sales of such products.

     -    Arthronix, Inc. ("Arthronix") was the Company's sole distributor of
     Sonotron Devices prior to 1994.   In June 1995, the Company appointed a
     Japanese company (the "Japanese Distributor") as the exclusive distributor of Sonotron Devices in Japan, Singapore and Malaysia. The Japanese Distributor has advised the Company that it does not presently intend to distribute any additional Sonotron Devices. Substantially all revenues realized by the Company from sales of the Sonotron Devices resulted from sales through Arthronix and the Japanese Distributor.

     - The loss of any significant customer would have a material adverse effect on the Company's business. See "Recent Developments."

     Dependance upon Patents and Other Means of Protection

     - The Company believes that patent protection is of material importance to its business and may apply for additional patents as it deems appropriate and seek to obtain licenses to patents and patent applications from others. There can be no assurance, however, that any present or future applications will result in patents being issued or, if such patents are issued, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that the patents which are currently being relied upon by the Company or which may be issued to the Company in the future will not be challenged, invalidated or circumvented, or that the rights granted under those patents will provide proprietary protection to the Company. A United States patent in connection with a product which appears to be similar to the Company's Sonotron Device was granted to Electrogesic Corporation ("Electrogesic") in 1994. Electrogesic's patent counsel rendered a written opinion to the effect that such product does not infringe a patent held by the Company, and, further that a patent held by the Company would be found invalid by a court. Although, based upon the description of Electrogesic's product in the opinion letter, the Company's patent counsel disagrees with such conclusion and believes that the Electrogesic's product infringes three patents held by the Company, there can be no assurance that any patent held by the Company will be determined by a court to be valid or to be infringed by the third party's product. In 1994 the Company commenced an action in the United States District Court for the Southern District of New York against Electrogesic. The Company asserted claims based upon patent infringement, interference with existing and prospective contractual and business relations and breach of contract. Electrogesic denied the Company's substantive claims and asserted counterclaims based upon unfair competition, restraint of trade, violation of anti-trust laws and interference with business relations. In June 1995, the Company withdrew its action and Electrogesic withdrew the counterclaims. There can be no assurance that a similar action will not be instituted against the Company in the future and , if so instituted, that the outcome will be favorable to the Company.

     - Medical products are covered by a large number of patents and patent applications. Because patent applications in the United States remain confidential until a patent is issued, the Company's products and proposed products could, in the future, be found to infringe patents of others of which the Company is not currently aware. If the Company's products are suspected of using technology, processes or other subject matter that is claimed under other existing patents, or if others obtain patents claiming subject matter utilized by the Company, infringement actions may be instituted against the Company. Because many holders of patents in the
                                        6
medical products industry have substantially greater resources than does the Company and because, historically, patent litigation is very expensive, the Company may not have the resources necessary to challenge successfully the validity of such third-party patents or withstand claims of infringement or challenges to its patents in cases where the Company's position has merit. Even if the Company is successful in prevailing in such actions, the cost of such litigation could have a material adverse effect on the Company's business, financial condition and results of operations. An adverse outcome in any future patent dispute could subject the Company to significant liabilities to third-parties, require disputed rights to be licensed or require the Company to cease using the infringed technology. In the event the Company's products infringe patents or proprietary rights of others, the Company may be required to modify the design of its products or obtain a license. There can be no assurance that the Company will be able to so modify such design or obtain any license on terms not unfavorable to the Company, if at all.


     Dependance upon Trade Secrets and Other Means of Protection

     The Company also relies on trade secrets, copyright law, employee and third-party non-disclosure agreements and other protective measures to protect its intellectual property rights pertaining to its products and technology. There can be no assurance that these measures will provide meaningful protection of the Company's trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States, if at all. There can be no assurance that the Company will be able to successfully protect its intellectual property. .

     Certain Formulas are not Patented

     Certain formulas and specifications to which the Company's chemical products are manufactured are not patented or otherwise protected. Therefore, there can be no assurance that others have not or will not replicate the Company's formulas

     Dependence on Key Executives

     The success of the Company is largely dependent upon the personal efforts, abilities and business relationships of its executive officers. None of such officers has an employment agreement with the Company. If any of such officers was to terminate his employment with the Company or be unable to be so employed before a qualified successor, if any, could be found, there would be a materially adverse effect on the Company's business and prospects.

     Competition; Technological Obsolescence

     The Company's areas of business are intensely competitive on the basis of both price and quality. Substantially all of the Company's competitors have substantially greater financial resources than does the Company. The Company believes that its small amount of capital resources has limited the number of potential customers that would be willing to purchase the Company's products and further limits the Company's bargaining power with certain suppliers. The limitations with respect to the number of concerns willing to deal with an entity of the Company's size and the terms on which it can obtain raw materials may place the Company at a competitive disadvantage. In addition, the Company is dependent on the personal relationships established by its executive officers in order to maintain its current operations.

     Diapulse Corporation of America, Inc. manufactures and markets devices that are substantially equivalent to the SofPulse Device. A number of other
manufacturers, both domestic and foreign,   market shortwave diathermy devices
that produce deep tissue heat and that may be used for the treatment of certain of the medical conditions in which the SofPulse Device is also indicated. There can be no assurance that other technologies or products that are functionally similar to those of the Company are not currently under development.

     The Company's products also face competition from other forms of treatment such as diathermy, hyperbaric oxygen chambers, thermal therapies and hydrotherapy. Other companies with substantially larger expertise and resources than those available to the Company may develop or market new products that directly compete with the Company's present and proposed products. In addition, alternate forms of treatment that compete with such products may achieve rapid acceptance in the medical community.

     The medical products market is characterized by rapidly changing technology that may result in product obsolescence or short product life cycles. The Company's ability to compete will be dependent on the Company's ability to enhance continually and improve its products and to develop successfully or acquire and market new products. There can be no assurance that the Company will be able to compete successfully, that competitors will not develop technologies or products that render the Company's products obsolete or less marketable or that the Company will be able to enhance successfully its existing products or develop or acquire new products.

     The industries in which the Company engages are characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. The Company's ability to compete will be dependent on the Company's ability to enhance continually and improve its products and to develop successfully or acquire and market new products. There can be no assurance that the Company will be able to do so or that competitors will not develop technologies or products that render the Company's products obsolete or less marketable or that the Company will be able to enhance successfully its existing products or develop or acquire new products. No assurance can be given as to the ability of the Company to effectively compete in any area of its business.

     Adverse Experience With Clinics

     From time to time since 1989, the Company and others have operated clinics to treat subjects suffering from the pain of osteoarthritis through the use of the Sonotron Device. None of the clinics generated any significant revenues.
 There can be no assurance that any facility will be able to realize profits through the use of Sonotron Devices.

     Potential Product Liability and Warranty Expense

      The Company may be exposed to potential product liability claims by users of the Company's products. Although the Company has not experienced any product liability claims to date, the Company maintains a general liability insurance policy that includes aggregate product liability coverage of $2,000,000. Although the Company believes that its present insurance coverage is adequate for the types of products currently marketed, there can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at a reasonable cost, if at
all.   The Company generally warrants its  products to be free from defects in materials and workmanship for periods of time ranging from ninety days to two years, and there can be no assurance that future warranty claims and expenses will not have a material adverse effect on the Company.

     Dependence on Third-party Reimbursement

     Health care providers such as hospitals and physicians that purchase or lease medical devices in the United States generally rely on third-party payors, principally Medicare, Medicaid and private health insurance plans, including health maintenance organizations, to reimburse all or part of the cost of the treatment for which the medical device is being used. Successful commercialization of the Company's products marketed in the United States will depend in part upon the availability of reimbursement for the cost of the treatment from third party health care payors such as Medicare, Medicaid and private health insurance plans, including health maintenance organizations. Such third party payors have increasingly challenged the cost of medical products and services, which have and could continue to have a significant effect on the ratification of such products and services by many health care providers. Several proposals have been made by federal and state government officials that may lead to health care reforms, including a government directed national health care system and health care cost-containment measures. The effect of changes in the health care system or method of reimbursement for the SofPulse Device and any other medical device which may be marketed by the Company in the United States cannot be determined.

     While third party payors generally make their own decisions regarding which medical procedures and services to cover, Medicaid and other third party payors may apply standards similar to those used by Medicare in determining whether to provide coverage for a particular procedure or service. The Medicare statute prohibits payment for any medical procedures or services that are not reasonable and necessary for the diagnosis or treatment of illness or injury. The Health Care Financing Administration ("HCFA"), an agency within the Department of Health and Human Services which is responsible for administering the Medicare program, has interpreted this provision to prohibit Medicare coverage of procedures that, among other things, are not deemed safe and effective treatments for the conditions for which they are being used, or which are still investigational.

     HCFA issued a memorandum in April 1997 setting forth its recommendation to cease reimbursement for a broad group of electrical stimulation devices, including the modality incorporated in the SofPulse Device. HCFA was enjoined from implementing this national policy under a ruling by a U.S. District Court in Massachusetts on November 18, 1997. The Company believes that such injunction is still in effect

      There can be no assurance that coverage of the SofPulse Device or any other medical device marketed by the Company in the United States will be available from Medicare, Medicaid or any other third party payor. The unavailability of third party coverage or inadequacy of third party reimbursement would adversely affect the Company's ability to market any such products.

     The Company cannot predict what additional legislation or regulations, if any, may be enacted or adopted in the future relating to the Company's business or the health care industry, including third party coverage and reimbursement, or what effect any such legislation or regulations may have on the Company. Furthermore, significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available with respect to any of the Company's products in the future. Failure by physicians, hospitals, nursing homes and other users of the Company's products to obtain sufficient reimbursement for treatments using the Company's products would have a material adverse effect on the Company.

     Governmental Regulation

     The marketing of medical devices, such as the Sonotron Device, for human application in the United States is subject to clearance by the United States Food and Drug Administration (the "FDA"). In March 1989, in response to a Premarket Notification filed by the Company with the FDA, the FDA notified the Company that the Sonotron Device, under the FDA's standards, is not substantially equivalent to certain medical device marketed in interstate commerce prior to May 28, 1976, and, therefore, could not be marketed on the basis of such Notification. The FDA advised the Company that its determination was based upon (a) the new intended use of applying superficial heat at non-therapeutic temperatures for the treatment of osteoarthritis, and (b) new types of safety and effectiveness questions that are raised by the new technological characteristics of the Sonotron Devices when compared to certain devices marketed before May 28, 1976. In March 1991, a further Premarket Notification was filed with the FDA on behalf of the Company with respect to the then current model of the Sonotron Device which Notification was subsequently voluntarily withdrawn by the Company. In February 1998, the Company filed a new Premarket Notification accompanied by additional data. In July 1998, the Company submitted a revised Premarket Notification. In October 1998, the Company was advised by the FDA that additional clinical data relating to the use of the Sponotron Device on Carpal Tunnel Syndrome may be required to be submitted. There can be no assurance that, if required to be submitted, the Company can obtain data. In the event that Sonotron Devices cannot be marketed pursuant to a Premarket Notification, before Sonotron Devices can be marketed in the United States for human applications, the Company may be required to obtain Premarket Approval ("PMA") from the FDA. In the event that the Company files an application for PMA with the FDA, the Company will be required to submit extensive data to the FDA in support thereof. The Company may not possess sufficient data and there can be no assurance that the Company will be able to obtain the requisite data. Furthermore, the Company believes that if it were to file such an application with the FDA supported by the requisite data, the Pre-Market Application would require a minimum of 180 days and, more likely than
not, a substantially longer period of time, to be processed by the FDA.   There
can be no assurance that any application filed by the Company will be granted. in the foreseeable future, if at all.

     Unless the Company's receives clearance from the FDA to market Sonotron Devices in the United States, it is likely that many foreign countries will not permit the use of Sonotron Devices therein and sales in other foreign countries will be difficult. In October 1991, the Company's Distribution Agreement in Canada was terminated after the distributor was unable to obtain the approval of the Quebec Association of Physicians and Surgeons for the human application of Sonotron Devices in Quebec.

     Risks of Expansion

     The Company is pursuing a growth strategy and intends to hire additional personnel in the future. The success of the Company's planned expansion will depend on numerous factors, many of which are beyond the Company's control, including, among other factors, the securing of necessary governmental permits and regulatory approvals, the hiring and training of management personnel, the terms and availability of financing and other general economic and business conditions. Any problems or delays encountered in any one or more of these areas can result in delays in the opening of branch offices. There can be no assurance that the Company will effectively manage its expanding operations and anticipate all of the changing demands that its planned expansion will impose on its resources.

     Possible Volatility of Market Price of the Common Stock

     - The market price for the Common Stock has been and may continue to be highly volatile as has been the case with the securities of other companies in emerging businesses. Factors such as the Company's financial results and introduction of new products by the Company or its competitors, and various factors affecting the healthcare industry generally, may have a significant impact on the market price of the Common Stock.

     - In recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small and emerging growth companies, the securities of which trade in the over-the-counter-market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

     Control by Officers and Directors

     The Company believes that its executive officers and directors beneficially owned or may be deemed to, directly or indirectly, otherwise have voting control of approximately 42% of the Common Stock. The foregoing includes shares held by affiliates of such persons and shares which may be acquired upon exercise or conversion of securities held by them. As a result of such ownership, they will, as a practical matter, have the ability to direct substantially all matters requiring approval by the stockholders of the Company, including the election of directors. Furthermore, such ownership could discourage the possible takeover of the Company or make the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of Common Stock and the market price of Common Stock.

     Shares Eligible for Future Sale

     On October 14, 1998, the Company had 47,469,907 shares of Common Stock outstanding. Of these shares, with the exception of certain contractual restrictions imposed upon the Selling Shareholders, approximately 30,300,000 shares are freely transferable without restriction or further registration under the Securities Act. The remaining shares of Common Stock currently outstanding are "restricted securities" or owned by affiliates within the meaning of such term in Rule 144 promulgated under the Securities Act, and which are currently eligible for sale in the public market in reliance upon Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined in Rule 144, is entitled to sell within any three-month period a number of restricted shares owned for at least one year that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a prescribed notice with the Commission with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Where a minimum of two years has elapsed between the later of the date of the acquisition of restricted securities from the Company or from an affiliate of the Company and any resale thereof in reliance on Rule 144 for the account of either the initial acquiror or any subsequent holder, a person who has not been an affiliate of the Company for at least the three months immediately preceding the sale is entitled to sell such securities under Rule 144 without regard to any of the limitations described above. Sales of substantial amounts of Common Stock in the public market under Rule 144, pursuant to registration statements or otherwise could adversely affect the prevailing market price of the Common Stock. The Company has agreed to register an aggregate of 1,575,000 shares of Common Stock underlying warrants held by the Selling Shareholders under certain circumstances.

     Effect of Options and Warrants

     On October 28, 1998, 1998, the Company had outstanding options and warrants for the purchase of an aggregate of 5,867,819 shares of Common Stock at a weighted average price of $.303 per share. Furthermore, the Company has agreed to issue additional options and warrants for the purchase of an aggregate of 6,100,000 shares of Common Stock at a weighted average price of $.504 per share. Additional shares of Common Stock could become issuable pursuant to anti-dilution adjustments under the terms of such securities. For the respective terms of such options and warrants, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interests of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such options and warrants. The holders of those securities may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein.

     Market for Common Stock

      From time to time there has not been significant trading volume in the Common Stock and, accordingly, there can be no assurance that holders of the Common Stock will be able to sell their Common Stock when they desire to do so.


     Possible Delisting from Nasdaq

     Although the Company believes that the continued listing of the Company's Common Stock on Nasdaq is important for the marketability of the Common Stock and the prestige of the Company in the financial community, the Company's Common Stock may be delisted from Nasdaq. In order for the Common Stock to continue to be listed on Nasdaq, among other things, the net tangible assets of the Company must be at least $2,000,000 and the Common Stock must have a minimum bid price of $1.00. The Common Stock has had a bid price of less than $1.00 per share. See "Recent Developments."

     Dividend Policy

     - The Company has never paid any cash dividends on its Common Stock and has no present intention to declare or to pay cash dividends on its Common Stock.

     - It is the present policy of the Company to retain any earnings to finance the growth and development of the Company's business.

     Authorization of Preferred Stock

     The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue such preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
                                 OF 1995
     Certain statements contained in the "Prospectus Summary" and "Risk Factors" regarding matters that are not statements of historical fact, including statements relating to plans, strategies, expectations and future economic results, are forward-looking statements within the meaning of Section 27A of the Securities Act. Actual results may differ materially from the statements made, as a result of various factors, including risks associated with market acceptance of the Company's products, the Company's capital needs, obtaining regulatory approval, patent and other intellectual property protection, the Company's maintenance of its net tangible assets, economic and other factors which impact the market for the Company's products and other factors which are described from time to time in the Company's Securities and Exchange Commission filings.

                            RECENT DEVELOPMENTS
     - In August 1998, the Company was notified that its Premarket Notification filed with the FDA with respect to the Aurex-3 had been approved. Such approval does not constitute an assurance that the Aurex-3 can be successfully marketed by the Company.

     - On August 18, 1998, the Company consummated the transactions contemplated by the Asset Purchase Agreement.

     - Reference is made to Item 3.   "Legal Proceedings" in the 1998 Annual
     Report with respect to arbitration conducted through the American Arbitration Association. In September 1998, the arbitrator held that the Company breached the 1993 Distribution Agreement. The Arbitrator awarded $186,000 plus interest to Arthronix as well as attorneys' fees and costs of up to an aggregate of $53,000, all to be paid by the Company.

     - In September 1998, the Company entered into an agreement with MEDIQ/PRN Life Support Services, Inc. ("MEDIQ") pursuant to which the Company appointed MEDIQ as its exclusive distributor of SofPulse Devices. The distributorship will run for three years unless terminated by either party at the end of any twelve month period. MEDIQ has agreed to use its best efforts to market SofPulse Devices to medical professionals and healthcare entities with which it has existing relationships in order to secure rental customers for the SofPulse Devices. MEDIQ has further agreed to provide a 24 hour a day customer service center to support the marketing efforts and maintain an adequate inventory of SofPulse Devices. The Company will train MEDIQ's personnel in connection with renting, marketing, use and maintenance of the SofPulse Devices. The Company has also agreed to train customers in the clinical use of SofPulse Devices. For its services under the Agreement, MEDIQ will receive 45% of revenues received from the rental of the SofPulse Devices.

     - In October 1998, the Company entered into an Agreement with Byron Medical ("Byron") pursuant to which Byron agreed to perform promotional activities in connection with the SofPulse Devices. The Agreement will terminate in October 2001 unless sooner terminated by either party at the end of any twelve month period. The Company has agreed to pay Byron a commission of 7.5% of amounts received from customers referred by leads supplied by Byron.

     - The Company intends to effect a 1 for 4 reverse split of the Common Stock, subject to shareholder approval. Reference is made to the Proxy Materials. The Company has been notified by Nasdaq that if the closing bid price of the Common Stock is not at least $1.00 per share on or before December 11, 1998 and at least the next ten trading days, the Common Stock will be delisted from Nasdaq. In addition, if the Company is not otherwise in compliance with Nasdaq's requirements, the Common Stock will also be delisted from Nasdaq. If such de-listing were to occur, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, if the Common Stock were to become de-listed from trading on Nasdaq and the trading price of the Common Stock were below $5.00 per share, which it is as of the date of this Prospectus, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock and Warrants in the secondary market.


                             USE OF PROCEEDS
     The Shares will be offered by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of the Common Stock.

                           SELLING SHAREHOLDERS
     The following table sets forth certain information as of the date hereof, with respect to the Common Stock held by each Selling Securityholder. Except as set forth below, none of the Selling Shareholders has had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years other than as a result of the ownership of the Common Stock. The Common Stock offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:
                                  Shares of       Number of
                                  Common Stock    Shares
                                  Beneficially    Being
Name & Addres                     Owned(1)        Offered

Electropharmocology,Inc.          1,400,000(2)    1,400,000(2)
2301 NW 33rd Court
Pompano Beach, FL 33069

Jones, Day, Reavis & Pogue        1,487,353(2)    1,487,353(2)
2300 Trammell Crow Center
Dallas, TX 75201

Resource Realty Associates, Inc.     146,000         146,000
421-13 Route 59
Monsey, NY 10952

Totals                             3,033,353      3,033,353

     (1) For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised or converted, as the case may be. Accordingly, 1,500,000 and 75,000 shares of Common Stock underlying Warrants issued by the Company to Electropharmacology, Inc. and Resource Realty Services, Inc., respectively , are not deemed to be beneficially owned by Electropharmacology, Inc. and, therefore, are not reflected in the table.
     (2) Held of record by Andre' Di Mino, as Trustee, under a Voting Trust Agreement. Pursuant to such Agreement, Mr. Di Mino has full voting rights with respect to the Shares until 2008 or until such earlier time as they may be sold pursuant to either this Prospectus or Rule 144 under the Securities Act. Accordingly, Mr. Di Mino may be deemed to be the beneficial owner of the Shares.

     On May 27, 1998, the Company entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Electropharmacology, Inc. ("EPI") pursuant to which the Company purchased certain assets previously utilized by EPI in connection with the SofPulse electromagnetic stimulation device marketed under the name MRT-SofPulse or SofPulse for use in treating pain and edema in post-operative soft tissue injuries. Reference is made to the response to Item 1 of the 1998 Annual Report. Resource Realty Services, Inc. introduced the Company to EPI and consulted with the Company in connection with the Asset Purchase Agreement. An affiliate of EPI is a consultant to the Company.
     EPI and Jones, Day, Reavis & Pogue ("JDRP") agreed not to sell any

Shares prior to October 17, 1998 and September 17, 1998, respectively. The Selling Shareholders each further agreed that for the ninety day period commencing September 18, 1998, in any calendar month, collectively, they will not sell or otherwise dispose of a number of Shares in excess of 5% of the average reported trading volume of the Common Stock during the immediately preceding calendar month (such limitation not being cumulative) and during the period commencing on December 17, 1998 and terminating on August 18, 1999, in any calendar month, collectively, they will not sell a number of Shares in excess of 10% of the average reported trading volume of the Common Stock during the immediately preceding calendar month (such limitation not being cumulative). EPI has agreed with JDRP that EPI will not sell any of the Shares until the earlier of the time that JDRP has sold all its Shares or the foregoing restrictions are no longer in effect. Furthermore, until August 18, 1999, EPI and JDRP have each agreed that prior to making any sale of any Shares, it shall give notice to the Company and the Company shall have until the next business day to notify the applicable Selling Shareholder that it will purchase all of the Shares with respect to which notice was given, at a price equal to the Fair Market Value (as defined in the Asset Purchase Agreement) of the Common Stock.
     The Company agreed that if the Shares have not been registered under the Securities Act and under applicable state securities laws by October 17, 1998, then on that day and on each thirty day anniversary thereof until the Shares are so registered, if timely requested by JDRP, the Company will purchase from JDRP for $20,000 a number of Shares equal to 20,000 divided by
(a) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on Nasdaq, the last reported sale price of the Common Stock on such exchange or system or if no such sale is made on day of computation, the average of the closing high bid and low asked prices on such exchange or system, (b) if the Common Stock is not so listed or admitted to unlisted trading privileges but bid and asked prices are reported by the National Quotation Bureau, Inc., the average of the last reported high bid and low asked prices reported by such Bureau, or (c) if the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the book value of a share of the Common Stock as at the end of the prior fiscal quarter. In October 1998, pursuant to the request of JDRP, the Company purchased 37,647 shares of Common Stock from JDRP for $20,000. The Company's obligation to purchase Shares from JDRP is limited to an aggregate purchase price of $60,000 if such registration has not occurred due to circumstances not reasonably within the control of the Company.
     The Company and the Selling Shareholders have agreed to indemnify each other with respect to losses, cost or damages, including, but not limited to, those which may arise under the Securities Act.
     The Selling Shareholders have advised the Company that the Shares to be offered by them pursuant to this Prospectus represent all of shares of the

Common Stock deemed to be beneficially owned by them as of the date of this Prospectus.

                           PLAN OF DISTRIBUTION

     The Shares may be sold from time to time to purchasers directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders for whom they may act as agent. The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to by underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.
     The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined
at the time of sale or at negotiated prices.   Under agreements entered into
with the Company, the Selling Shareholders, and any underwriter they may utilize, will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

     The Company has estimated its expenses of the offering of the Shares by the Selling Shareholders as follows:

               -    Registration Fee                   $     510
               -    Professional Fees and Expenses     $  18,000
               -    Miscellaneous                      $   1,490
                         Total                         $  20,000
EPI has agreed to pay $15,000 of such expenses. The remainder of the expenses has been or will be paid by the Company.

                        DESCRIPTION OF COMMON STOCK
  Set forth below is a description of the material terms and provisions of the Common Stock which should be read in conjunction with the Certificate of Incorporation, as amended, of the Company (the "Certificate of

Incorporation"), and the By-Laws, as amended, of the Company (the "By-Laws"). Copies of the Certificate of Incorporation and the By-Laws are available from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or may be requested by writing to or calling Andre' Di Mino at the address or telephone number, respectively, set forth above.
  Holders of the Common Stock are entitled to one vote at all meetings of stockholders for each share held by them with respect to all matters upon which they have a right to vote. Holders of Common Stock have no preemptive rights and have no other rights to subscribe for additional shares of the Company, nor do such holders have any conversion rights or rights of redemption. All shares of Common Stock will participate equally in dividends, when, as and if declared by the Board of Directors, out of funds legally available therefor, and in net assets upon liquidation, subject to the rights of holders of preferred stock, if any.
  Transfer Agent. The Company's transfer agent is Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, TX 75248.

                             INDEMNIFICATION

  The Company's By-Laws provide that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify its executive officers and directors.
  Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative )other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of any other corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation, may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's by-laws, by agreement, vote, or otherwise.
  Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
  The Company and the Selling Shareholders have agreed to indemnify each other in certain circumstances. See "Selling Shareholders."


                                   EXPERTS
  The consolidated financial statements of the Company at March 31, 1998 and 1997 and for each of the two years in the period ended March 31, 1998, appearing in the 1998 Annual Report have been audited by Kaufman, Rossin & Co., independent auditors, as set forth in their report thereon and incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                LEGAL MATTERS
  Certain legal matters relating to the Common Stock offered hereby has been passed upon for the Company by Reisman & Associates, P.A., Boca Raton, Florida.

NO PERSON HAS BEEN AUTHORIZED IN
CONNECTION WITH THE OFFERING MADE TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY.

THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION OF AN                PROSPECTUS
OFFER TO BUY ANY OF THE SECURITIES           ADM TRONICS UNLIMITED, INC.
OFFERED HEREBY TO ANY PERSON OR BY
ANYONE IN ANY JURISDICTION WHICH IT IS           3,033,353 SHARES OF
UNLAWFUL TO MAKE SUCH OFFER OR             COMMON STOCK $.0005 PAR VALUE
SOLICITATION.  NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THE INFORMATION HEREIN IS CORRECT
AS OF ANY DATE SUBSEQUENT TO THE DATE
HEREOF.











                                   PART II


Item 14. INFORMATION NOT REQUIRED IN THE PROSPECTUS OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  S.E.C. Registration Fee            $      510
  Professional  Fees and Expenses    $   18,000
  Miscellaneous                      $    1,490
       Total                         $   20,000

Electropharmacology, Inc. has agreed to pay the Registrant $15,000 with respect to the above expenses. The remainder of the above expenses has been or will be paid by the Registrant.


Item 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's By-Laws provide that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify its executive officers and directors.
Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of any other corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided thet he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the coporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's by-laws, by agreeement, vote, or otherwise.

Item 16.          EXHIBITS

3.1 Certificate of Incorporation and amendments thereto filed on August 9, 1976 and May 15, 1978. Exhibit 3(a) to the Registrant's Registration Statement on Form 10, File No. 0-17629 (the "Form 10"), is hereby incorporated by reference.
3.2    Certificate of Amendment to Certificate of Incorporation filed
       December 9, 1996.  Exhibit 3(a) to the Registrant's Annual Report on
       Form 10-KSB for the fiscal year ended March 31, 1997 is hereby incorporated by reference.
3.3    By-Laws.  Exhibit 3(b) to the Form 10 is hereby incorporated by reference.
4.1    Specimen Common Stock Certficate.*
4.2    Warrant issued to the Global Opportunity Fund Limited.  Exhibit 4.1 to the Registrant's Annual Report on Form 10-KSB, as amended for the fiscal year ended March 31, 1998 (the "1998 Annual Report") is hereby incoproated by reference.
4.3 Form of Warrant issued to Electropharmacology, Inc. and Resource Realty Services, Inc.*
5.1    Opionion re legality.**
9.1    Trust Agreements of November 7, 1980 by and between Dr. Alfonso Di
       Mino et al. Exhibit 9 to the Regsitrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1993 is hereby incorporated by reference.
9.2    Voting Trust Agreement of August 18, 1998 between certain shareholders of the Registrant and ADM.*
10.1 Memorandum of Lease by and between the Registrant and Cresskill Industrial Park III dated as of August 26, 1993. Exhibit 10(a) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended
       March 31, 1994 is hereby incorporated by reference.
10.2 Agreement of July 8, 1987 by and between Donna Di Mino, Dr. Alfonso Di Mino, et al. Exhibit 10(q) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1993 is hereby incorporated by reference.
10.3 Agreement of July 13, 1993 by and between ADM Medical Ventures Corporation and Arthronix, Inc. Exhibit 10(r) to the Registrant's
       Annual Report on Form 10-KSB for the fiscal year ended March 31, 1993 is hereby incorporated by reference.
10.4   Agreement of June 9, 1992 by and between Advent Medical Technology,
       Inc. and Arthritic Relief Centers, Inc. Exhibit 2 to the Registrant's Current Report on Form 8-K dated June 9, 1992 is hereby incorporated by reference.
10.5   Agreement of June 9, 1992 by and between Advent Medical Technology,
       Inc. and Vet-Sonotron Systems, Inc. Exhibit 3 to the Registrant's Current Report on Form 8-K dated June 9, 1992 is hereby incorporated by reference.
10.6   Stock Purchase Agreement and Registration and Rights Agreement
       (undated) by and between The American Heritage Fund, Inc. and the Registrant. Exhibit 10(i) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1993 is hereby incorporated by reference.
10.7   Amendment to Agreement of March 16, 1993 by and between Arthritic
       Relief Centers, Inc. and Advent Medical Technology, Inc. Exhibit 10(k)
       to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1993 is hereby incorporated by reference.
10.8   Voting Agreement of March 16, 1993 by and between Vet Sonotron
       Systems, Inc. and Advent Medical Technology, Inc. Exhibit 10(l) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended
       March 31, 1993 is hereby incorporated by reference.
10.9 Voting Agreement of March 16, 1993 by and between Arthritic Relief Centers, Inc. and Advent Medical Technology, Inc. Exhibit 10(m) to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended
       March 31, 1993 is hereby incorporated by reference.
10.10  Agreement for Sale of Stock Between the Registrant, James C.
       Wickstead and Thomas Petrie. Exhibit 10.10 to the 1998 Annual Report
       is hereby incorporated by reference.
10.11  Employment Agreement of November 26, 1997 between Thomas Petrie and Precision Assembly Corp. Exhibit 10.11 to the 1998 Annual Report is hereby incorporated by reference.
10.12 Asset Purchase Agreement of May 27, 1998 by and among Electropharmacology, Inc., AA Northvale Medical Associates, Inc.
       Exhibit 10.12 to the 1998 Annual Report is hereby incorporated by reference.
10.13  Subscription Agreement of March 31, 1998 between the Registrant and The Global Opportunity Fund Limited. Exhibit 10.13 to the 1998 Annual Report is hereby incorporated by reference.
10.14  Consulting Agreement, dated May 15, 1998, by and between the
       Registrant and Wharton Capital Corp. Exhibit 99.1 to the Registrant's Registration Statement on Form S-8, File. No. 333-57823, is hereby incorporated by reference.
10.15  Extension to Consulting Agreement dated August 18, 1998 by and between the Registrant and Wharton Capital Corp. Exhibit 99.2 to the Registrant's Registration Statement on Form S-8, File. No. 333-62165,
       is hereby  incorporated by reference.
10.16  Consulting Agreement dated June 25, 1998 by and between the
       Registrant and Joel Brownstein. Exhibit 99.3 to the Registrant's Registration Statement on Form S-8, File. No. 333-66023 is hereby incorporated by reference.
10.17  Agreement of September 21, 1998 by and between AA Northvale
       Medical Associates, Inc. and MEDIQ/PRN Life Support Services, Inc. *
10.18  Agreement of October 28, 1998 between AA Northvale Medical
       Associates, Inc. and Byron Medical.  **
21.1   Subsidiaries of the Registrant. *
23.1   Consent of Kaufman, Rossin & Co. **
23.2   Consent of Reisman & Associates, P.A. (included in Exhibit 5.1)
24.1   Power of Attorney. (included on signature page) *
   _________________________
  * Filed with Registratioin Statement on Form S-3.
 **   Filed herewith.


Item 17.    UNDERTAKINGS.

 The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sells securities, a post-effective amendment to this registration statements to: (i) include any prospectus required by
                 Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on to the plan of distribution.
                 (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.
                 (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                             SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northvale, State of New Jersey, on this 29 day of October, 1998.

                           ADM TRONICS UNLIMITED, INC.
                           /s/ Dr. Alfonso Di Mino
                           By: DR. ALFONSO DI MINO,. President

                              POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below under the heading "Signature" constitutes and appoints Dr. Alfonso Di Mino and Andre' Di Mino his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES                 TITLE                      DATE

/s/ Dr. Alfonso Di Mino    Chief Executive            October 29, 1998
Dr. Alfonso Di Mino        Officer and Director

/s/ Andre' Di Mino         Chief Financial and        October 29, 1998
Andre' Di Mino             Accounting Officer and
                           Director

/s/ Vincent Di Mino        Director                   October 29, 1998
Vincent Di Mino

/s/ Thomas Petrie           Director                  October 29, 1998
Thomas Petrie


John Berenyi                Director






















EXHIBIT 5.1
                                LAW OFFICES
                         REISMAN & ASSOCIATES, P.A.
                                  Suite 330
                           5100 Town Center Circle
                          Boca Raton, Florida 33486

TELEPHONE (561) 361-9300                            TELECOPIER (561) 416-9249

October 28, 1998

ADM Tronics Unlimited, Inc.
224-S Pegasus Avenue
Northvale, NJ 07647

Ladies and Gentlemen:
We have acted as your counsel in connection with a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") with respect to 3,033,353 shares of Common Stock, $.0005 par value.

We have examined such originals or certified, conformed or photostatic copies, the authenticity of which we have assumed, of certificates of public officials and your corporate officers and other documents, certificates, records, authorizations and proceedings as we have deemed relevant and necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents and all copies submitted to us as conformed or photostatic copies.

Based on the foregoing, we are of the opinion that the securities referred to herein when sold as set forth in the Registration Statement will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement and consent to the use of our name as it appears under the caption "Legal Matters" therein.
Sincerely,

/s/ REISMAN & ASSOCIATES, P.A.

REISMAN & ASSOCIATES, P.A.



EXHIBIT 10.18
                             A G R E E M E N T

  THIS AGREEMENT, is made and entered into this 28 day of October, 1998 by and between AA Northvale Medical Associates, Inc. having a principal place of business at 224-S Pegasus Avenue, Northvale, New Jersey 07647 ("AAN") and BYRON Medical, having a principal place of business at 602 W. Rillito Street, Tucson, Arizona 85705 ("BYRON").

                                WITNESSETH
  WHEREAS, AAN produces an electronic, non-invasive, therapeutic medical device which is cleared by the United States Food and Drug Administration for marketing in the United States for the treatment of pain and edema associated with post-operative soft tissue injuries, such device known under one or more of the following trademarks; MRT , MRT SOFPULSETM and SOFPULSETM (collectively referred to herein as "SOFPULSE"), and

  WHEREAS, BYRON is involved in advertising and promotional activities for products to medical professionals and entities that perform aesthetic (cosmetic) surgery.

  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Definitions:
MARKETPLACE as used herein shall mean medical professionals or clinical service entities that are in the business of performing elective and non-elective aesthetic (cosmetic) procedures including cosmetic surgery.

SOFPULSE as used herein shall mean the MRT SofPulse pulsed electromagnetic device cleared for commercial marketing as an adjunct in the palliative treatment of post-operative pain and edema in soft tissues.

CUSTOMERS as used herein shall mean patients that have had an aesthetic (cosmetic) surgical procedure and that rent SOFPULSE for use in the home.


2. The parties hereto agree that this is a non-exclusive Agreement in that only leads provided, in writing, by BYRON to AAN shall be commissionable to BYRON. Leads, as referred to throughout this Agreement, shall be physicians that have an interest in prescribing the SOFPULSE for use by their patients for post-operative treatment. The rentals which result from the foregoing prescriptions shall be commissionable to BYRON for the Term of this Agreement. BYRON will make contacts and identify medical professionals and entities that could refer potential CUSTOMERS for SOFPULSE through the following methods:

      Exhibiting SOFPULSE and distributing related literature approved by AAN at approximately 50 medical trade shows and conferences annually. Including SOFPULSE product information in approximately 5,000 invoices or statements mailed to customers monthly.
      Placing SOFPULSE product information in product boxes when shipping its products to customers.
      Issuing an announcement to the MARKETPLACE announcing the national roll-out of this distribution program.
      Providing reasonable field support requested by AAN through BYRON field employees and associates.
      Sending SOFPULSE product information and offers through broadcast faxing to approximately 6,000 plastic surgeons within 3 months of the date of this Agreement in a planned regional roll-out approved by AAN.
      Requiring customer service personnel to discuss SOFPULSE with customers during incoming calls.

3. All potential leads identified by BYRON will be forwarded to AAN on a monthly basis.

4. As compensation for the services provided by BYRON, BYRON will receive from AAN a commission of 7.5% of the amounts received from CUSTOMERS referred from the Leads supplied by BYRON. Such commission will be paid to BYRON by AAN by the 15th of the month following receipt of payment from CUSTOMERS in the preceding month.

5. BYRON shall submit to AAN for prior approval any written communication to be used in conjunction with the marketing activities detailed herein, and further agrees that it will make modifications to such materials as may be requested by AAN.

6. AAN will indemnify, defend and hold BYRON harmless from and against any and all claims, judgements, damages and costs (including attorney's fees) arising with respect to any SOFPULSE, which a customer or end-user alleges has caused injury. BYRON will indemnify, defend and hold harmless AAN from and against any and all claims, judgements, damages and costs (including attorney's fees) arising out of BYRON's marketing of SOFPULSE.

7. AAN hereby grants BYRON a non-exclusive right and license to use all trade names and trademarks associated with SOFPULSE in connection with BYRON's marketing of the same.

8. The term of this Agreement shall be for a period of three years from the date hereof, but shall be subject to earlier termination at the end of any 12 month period by any party making written notice to the other party of its desire to terminate the Agreement 60 days prior to the anniversary date of the effective date of this Agreement. Notwithstanding the foregoing, all Leads secured by Byron that result in a placement of SofPulse will be commissionable for the term of the Agreement or 24 months, whichever is longer.

9. This agreement shall be construed and enforced in accordance with the laws of the State of New Jersey and any disputes arising hereto shall be brought in the Courts of Bergen County, New Jersey.

10. This Agreement constitutes the entire agreement of the parties hereto and supercedes any previous agreement written, oral or implied. This Agreement can be modified or terminated only by a written instrument executed by the parties hereto.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

AA Northvale Medical Associates, Inc.           BYRON Medical


/s/ Andre' Di Mino, President              /s/ Byron Economidy, CEO
Andre' Di Mino                             Byron Economidy











EXHIBIT 23.1
                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No.1 Registration Statement on Form S-3 of our report dated June 26, 1998, which appears on Page F-1 in the annual report on Form 10-KSB of ADM Tronics Unlimited, Inc., for the fiscal year ended March 31, 1998.

                                       /s/ Kaufman, Rossin & Co.
                                       Kaufman, Rossin & Co,






Miami, Florida
October 29, 1998